HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement.

Thirty-day

delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5%

of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:

2,073

Total Outstanding Loan Balance ($):

488,778,284

Total Expected Collateral Balance ($):

1,100,000,100

Total Expected Collateral Balance - Selection ($):

490,994,650

Average Loan Current Balance ($):

235,783

Weighted Average Original LTV (%) *:

79.3

Weighted Average Coupon (%): 8.08

Ann Weighted Average Coupon (%):

8.03

Fixed Weighted Average Coupon (%):

8.39

Weighted Average Margin (%):

6.01

Weighted Average FICO (Non-Zero):

631

Weighted Average Age (Months):

2

%First Liens:

98.8

% Second Liens:

1.2

%Arms:

86.6

% Fixed:

13.4

%Interest Only:

0.0

% of Loans with Mortgage Insurance:

0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	7	1,930,164	0.4	5.84	74.1	733
6.01 - 6.50	40	11,764,949	2.4	6.38	73.7	675
6.51 - 7.00	232	62,242,814	12.7	6.86	76.5	668
7.01 - 7.50	335	82,615,326	16.9	7.33	76.9	658
7.51 - 8.00	468	114,844,207	23.5	7.81	78.1	636
8.01 - 8.50	302	74,155,019	15.2	8.29	79.6	622
8.51 - 9.00	295	70,914,854	14.5	8.81	81.9	602
9.01 - 9.50	135	29,476,010	6.0	9.30	82.9	600
9.51 - 10.00	95	22,272,662	4.6	9.80	84.0	582
10.01 - 10.50	34	6,789,229	1.4	10.28	82.9	581
10.51 - 11.00	31	5,347,912	1.1	10.79	83.8	572
11.01 - 11.50	37	3,274,382	0.7	11.35	91.3	582
11.51 - 12.00	58	2,885,065	0.6	11.78	99.6	612
12.01 >=	4	265,689	0.1	12.31	100.0	619
Total:	2,073	488,778,284	100.0	8.08	79.3	631
Max: 13.00
Min: 5.80
Wgt Avg: 8.08

FICO	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
476 - 500 501 - 525 526 - 550 551 - 575 576 - 600 601 - 625 626 - 650 651-675 676 - 700 701 - 725 726 - 750 751 - 775 776 - 800	2 52 114 170 285 451 359 275 172 100 50 24 19	385,618 10,745,587 26,225,610 42,858,663 60,854,181 91,797,601 83,767,273 69,781,258 46,182,454 27,636,535 15,521,748 7,409,922 5,611,831	0.1 2.2 5.4 8.8 12.5 18.8 17.1 14.3 9.4 5.7 3.2 1.5 1.1	8.88 9.17 8.86 8.82 8.54 8.20 7.89 7.74 7.60 7.50 7.30 7.34 6.97	74.9 73.2 74.6 77.8 80.5 81.5 79.1 79.1 79.3 79.9 78.1 78.8 79.3	494 514 541 563 589 613 639 662 687 710 736 764 785
Total:	2,073	488,778,284	100.0	8.08	79.3	631
Max: 795 Min: 486 Wgt Avg: 631

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50,000	56	1,962,810	0.4	11.57	97.3	613
50,001 - 100,000	215	17,086,234	3.5	8.98	83.2	621
100,001 - 150,000	349	44,027,930	9.0	8.22	77.7	620
150,001 - 200,000	424	74,503,208	15.2	8.08	78.5	627
200,001 - 250,000	284	63,518,656	13.0	8.09	77.8	621
250,001 - 300,000	217	59,248,053	12.1	7.91	78.3	630
300,001 - 350,000	142	46,099,459	9.4	7.97	78.3	634
350,001 -400,000	119	44,702,366	9.1	8.07	79.6	626
400,001 - 450,000	82	34,921,976	7.1	7.87	79.7	634
450,001 - 500,000	68	32,525,477	6.7	7.77	80.5	650
500,001 - 550,000	37	19,485,233	4.0	7.89	81.4	660
550,001 - 600,000	31	17,826,531	3.6	8.24	80.8	640
600,001 - 650,000	24	14,898,595	3.0	8.11	81.8	647
650,001 - 700,000	14	9,536,679	2.0	8.62	82.1	644
700,001 - 750,000	6	4,428,892	0.9	7.89	78.1	672
750,001 - 800,000	2	1,549,677	0.3	9.02	82.5	595
800,001 - 850,000	3	2,456,509	0.5	7.79	85.0	638
Total:	2,073	488,778,284	100.0	8.08	79.3	631
Max: 831,120.93
Min: 19,990.92
Avg: 235,783.06

		Total			WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50.0	37	7,134,805	1.5	7.82	43.5	591
50.1 - 55.0	22	4,725,158	1.0	7.96	52.6	599
55.1 - 60.0	41	9,153,051	1.9	7.95	58.3	599
60.1 - 65.0	57	12,931,085	2.6	7.84	63.4	598
65.1 - 70.0	92	21,902,411	4.5	8.03	68.7	601
70.1 - 75.0	397	92,168,573	18.9	7.64	74.7	635
75.1 - 80.0	843	211,014,460	43.2	7.89	79.8	651
80.1 - 85.0	176	46,412,200	9.5	8.54	84.4	602
85.1 - 90.0	224	59,167,060	12.1	8.63	89.8	610
90.1 - 95.0	36	10,249,899	2.1	8.67	94.6	630
95.1 - 100.0	148	13,919,579	2.8	10.21	100.0	623
Total:	2,073	488,778,284	100.0	8.08	79.3	631
Max: 100.0
Min: 10.7
Wgt Avg: 79.3

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	424	100,368,075	20.5	8.55	80.0	624
0.50	6	1,186,476	0.2	9.10	90.7	609
1.00	125	38,664,425	7.9	8.13	77.2	645
2.00	724	177,983,554	36.4	8.06	79.6	625
3.00	781	167,483,137	34.3	7.80	78.9	640
5.00	13	3,092,618	0.6	8.37	77.6	610
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	1,296	266,937,219	54.6	7.97	79.4	618
Reduced	247	72,851,074	14.9	8.17	80.3	659
Stated Income / Stated Assets	528	148,334,885	30.3	8.23	78.6	642
No Income /No Assets	2	655,106	0.1	7.30	78.6	707
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,995	469,963,945	96.2	8.05	79.3	631
Second Home	8	2,290,969	0.5	8.63	81.0	644
Investor	70	16,523,369	3.4	8.88	79.2	635
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	533	179,996,141	36.8	7.82	78.2	637
Florida	279	55,142,045	11.3	8.14	79.1	628
Washington	120	25,948,663	5.3	7.94	79.5	631
Arizona	124	24,534,125	5.0	8.15	79.0	632
New York	56	22,272,949	4.6	8.16	76.6	632
Nevada	95	22,234,770	4.5	8.02	79.8	641
Illinois	88	19,636,119	4.0	8.65	81.7	609
Oregon	90	16,215,791	3.3	7.90	79.7	630
Colorado	75	12,901,185	2.6	7.94	81.1	641
Maryland	49	12,349,971	2.5	8.70	78.6	601
Georgia	58	9,705,191	2.0	8.45	80.2	628
New Jersey	36	9,665,812	2.0	8.31	78.8	636
Virginia	38	9,188,716	1.9	8.35	80.0	626
Ohio	60	6,522,072	1.3	8.38	84.0	633
Idaho	39	6,066,771	1.2	8.09	77.2	636
Other	333	56,397,962	11.5	8.46	81.9	624
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	1,033	229,720,271	47.0	7.94	80.5	657
Refinance - Rate Term	116	26,602,288	5.4	8.30	78.9	607
Refinance - Cashout	924	232,455,724	47.6	8.20	78.1	609
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total			WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2128	46	13,709,886	2.8	8.13	79.3	602
Arm 2128 - Balloon 40130	948	249,479,417	51.0	8.17	80.0	625
Arm 2128 - Balloon 45130	164	40,491,528	8.3	7.71	79.4	652
Arm 2/28 - Dual 40/30	21	6,751,977	1.4	8.76	78.4	589
Arm 3/27	3	1,199,753	0.2	8.23	77.3	587
Arm 3/27 - Balloon 40/30	133	32,114,591	6.6	8.18	79.2	636
Arm 3127 - Balloon 45130	323	71,794,551	14.7	7.61	77.6	659
Arm 5125	1	249,908	0.1	6.99	59.0	724
Arm 5/25 - Balloon 40/30	27	6,191,532	1.3	7.86	77.4	648
Arm 5/25 - Balloon 45/30	6	1,498,972	0.3	7.16	78.1	673
Fixed Balloon 40/30	206	31,756,514	6.5	8.66	78.9	623
Fixed Balloon 45130	179	28,561,902	5.8	8.27	79.8	618
Fixed Balloon 50130	16	4,977,753	1.0	7.36	72.3	626
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	1,562	359,021,272	73.5	8.06	79.2	629
PUD	288	70,523,488	14.4	8.10	80.6	632
2 Family	80	25,365,538	5.2	7.98	76.4	646
Condo	105	20,536,713	4.2	8.21	80.4	639
3-4 Family	38	13,331,273	2.7	8.55	78.1	654
Total:	2,073	488,778,284	100.0	8.08	79.3	631

		Total			WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	16	4,524,836	1.1	7.25	77.3	671
4.01 -4.50	23	6,936,170	1.6	7.09	75.7	680
4.51 - 5.00	60	17,303,194	4.1	7.58	78.1	651
5.01 - 5.50	371	99,475,108	23.5	7.97	79.0	628
5.51 - 6.00	459	121,845,117	28.8	7.92	79.1	631
6.01 - 6.50	384	92,510,981	21.8	8.04	80.2	639
6.51 - 7.00	179	42,829,304	10.1	8.14	78.9	635
7.01 - 7.50	72	16,824,415	4.0	8.49	78.7	622
7.51 - 8.00	61	12,512,693	3.0	8.88	81.4	617
8.01 - 8.50	32	6,487,593	1.5	9.62	82.5	603
8.51 - 9.00	8	1,094,613	0.3	9.94	93.2	590
9.01 >=	7	1,138,090	0.3	10.31	95.0	608
Total:	1,672	423,482,114	100.0	8.03	79.4	633
Max: 10.99
Min: 2.34
Wgt Avg: 6.01

		Total			WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
16 - 18	8	1,943,378	0.5	7.60	83.9	639
19 - 21	406	105,128,990	24.8	7.91	79.4	638
22 - 24	765	203,360,439	48.0	8.24	80.0	620
28 - 30	3	657,914	0.2	6.77	75.8	579
31 - 33	179	43,883,762	10.4	7.69	77.7	660
34 - 36	277	60,567,219	14.3	7.88	78.5	645
37>=	34	7,940,412	1.9	7.70	77.0	655
Total:	1,672	423,482,114	100.0	8.03	79.4	633
Max: 59 Min: 16 Wgt Avg: 25

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 - 11.50	7	2,008,058	0.5	6.36	77.0	672
11.51 - 12.00	31	7,915,953	1.9	6.65	75.1	648
12.01 - 12.50	58	16,152,908	3.8	6.87	75.8	648
12.51 - 13.00	241	64,215,112	15.2	7.17	77.6	656
13.01 - 13.50	300	73,473,316	17.3	7.48	77.2	654
13.51 - 14.00	347	89,514,434	21.1	8.03	79.7	633
14.01 - 14.50	201	51,191,359	12.1	8.37	80.0	625
14.51 - 15.00	213	54,678,603	12.9	8.58	81.2	618
15.01 - 15.50	114	28,762,917	6.8	8.87	81.9	614
15.51 - 16.00	90	20,860,746	4.9	9.49	83.5	590
16.01 - 16.50	39	8,798,999	2.1	9.85	83.3	598
16.51 - 17.00	21	4,474,447	1.1	9.93	80.4	565
17.01 - 17.50	6	1,042,984	0.2	10.65	80.3	525
17.51 - 18.00	4	392,279	0.1	10.93	83.8	531
Total:	1,672	423,482,114	100.0	8.03	79.4	633
Max: 17.99
Min: 11.10
Wgt Avg: 13.96

		Total	%		WA
Minimum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	9	2,444,507	0.6	6.01	74.6	709
6.01 - 6.50	34	9,707,910	2.3	6.38	74.8	676
6.51 - 7.00	209	54,845,576	13.0	6.88	77.3	670
7.01 - 7.50	295	73,861,728	17.4	7.33	77.0	658
7.51 - 8.00	394	100,417,755	23.7	7.81	78.9	639
8.01 - 8.50	250	64,747,217	15.3	8.29	79.8	625
8.51 - 9.00	240	61,160,965	14.4	8.81	81.7	599
9.01 - 9.50	112	25,647,773	6.1	9.30	82.8	600
9.51 - 10.00	80	20,205,101	4.8	9.81	84.3	585
10.01 - 10.50	27	5,439,122	1.3	10.32	82.7	575
10.51 - 11.00	18	4,117,621	1.0	10.77	81.5	563
11.01 - 11.50	3	836,743	0.2	11.20	77.1	526
11.51 >=	1	50,095	0.0	11.99	100.0	581
Total:	1,672	423,482,114	100.0	8.03	79.4	633
Max: 11.99
Min: 5.80
Wgt Avg: 8.03

		Total	%		WA
Initial Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.50	155	37,973,084	9.0	8.43	78.3	622
2.00	429	112,466,064	26.6	8.32	78.7	605
3.00	1,075	269,899,296	63.7	7.86	79.8	646
5.00	13	3,143,670	0.7	7.92	75.3	654
Total:	1,672	423,482,114	100.0	8.03	79.4	633
Wgt Avg: 2.61

		Total	%		WA
Subsequent Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.00	1,511	383,978,254	90.7	7.99	79.5	634
1.50	159	38,988,213	9.2	8.41	78.3	622
2.00	2	515,647	0.1	10.34	71.9	564
Total:	1,672	423,482,114	100.0	8.03	79.4	633
Wgt Avg: 1.05

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0	2,073	488,778,284	100.0	8.08	79.3	631
Total:	2,073	488,778,284	100.0	8.08	79.3	631

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC